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                                                                    Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Synopsys, Inc. of our report dated February 6, 2002 relating to the financial statements and financial statement schedule, which appears in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Synopsys, Inc. of our report dated January 18, 2002 relating to the financial statements of Forefront Venture Partners L.P., which appears in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP

San Jose, California
April 29, 2002